Exhibit 1.01
Herman Miller, Inc.
Conflict Minerals Report
for the Year Ended December 31, 2015

This conflict minerals report for the year ended December 31, 2015 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Securities and Exchange Commission (“SEC”) adopted the Rule to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. Conflict minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”). These requirements apply to registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict. Without limitation, they apply whether or not the geographic origin of the 3TG is the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”).
1.    Company Overview
This report has been prepared by management of Herman Miller, Inc. (“Herman Miller,” the “Company,” “we,” “us,” or “our”). The information includes the activities of all majority-owned subsidiaries and variable interest entities that are required to be consolidated. It does not include the activities of variable interest entities that are not required to be consolidated.
The Company researches, designs, manufactures, and distributes interior furnishings, including modular furniture systems, seating, freestanding furniture, storage, casegoods, healthcare products and accessories for use in various environments including office, healthcare, educational, and residential settings, and provides related services that support organizations and individuals all over the world. We conducted an analysis of our products and found that 3TG may be found in some of our products though, in light of the product component or components that may contain 3TG, the amount and value of 3TG that may be in a given product is generally de minimis compared to size and value of the product as a whole.
Supply Chain
We rely on our direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us, including sources of 3TG that are supplied to them from lower tier suppliers. Although our Purchasing Terms and Conditions require suppliers to comply with our Company’s Conflict Minerals Policy, contracts with our suppliers are frequently in force for multiple years, and we cannot unilaterally impose new contract terms and flow-down requirements. As we enter into new contracts, or our contracts renew, we will require suppliers to (1) not sell us any products that contain 3TG from any Covered Country that fund armed conflict, (2) undertake diligence and investigation necessary to ensure compliance with clause (1), and (3) provide us with certificates and other evidence of compliance upon request.
It is not practicable or sensible to conduct a survey of all our suppliers. We determined that a reasonable approach would be to conduct a survey of suppliers who source products that may contain 3TG. We assessed our industry as well as others and confirmed that this risk-based approach is consistent with how many peer companies are approaching the Rule. It is also consistent with the framework in The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) and the related Supplements for gold and for tin, tantalum and tungsten.
Conflict Minerals Policy
In 2012, the Company adopted a conflict minerals policy which is publicly available on our website at http://www.hermanmiller.com/about-us/who-is-herman-miller/legal/conflict-minerals.html.

2.    Conflict Minerals Compliance Process
2.1    Compliance Framework
Where we deemed it appropriate, we considered and/or implemented the OECD Guidance.
2.2    Management Systems
Conflict Minerals Policy
As described above, we have adopted a conflict minerals policy, which is posted on our website at http://www.hermanmiller.com/about-us/who-is-herman-miller/legal/conflict-minerals.html.
Internal Team
The Company has established a management team relating to conflict minerals. Our management team is overseen by the Senior Vice President of Legal Services and a team of subject matter experts from relevant functions such as supply chain, engineering and legal. The team of subject matter experts is responsible for implementing our conflict minerals compliance strategy and is led by our supply chain manager, who acts as the conflict minerals program manager. Senior management is briefed about the results of our due diligence efforts on a regular basis.
Control Systems
As we do not typically have a direct relationship with 3TG smelters and refiners, we are engaged and actively cooperate with other manufacturers in the institutional furniture industry and other sectors. Without limitation, we participate in Business & Institutional Furniture Manufacturers Association (BIFMA) industry-wide initiatives to disclose upstream actors in the supply chain. The Company is also a member of the Manufacturers Alliance for Productivity and Innovation (MAPI), an organization that shares best practices on issues facing manufacturers, such as conflict minerals. Our controls include our Code of Conduct, which outlines expected behaviors for all Herman Miller employees, our Supplier Code of Conduct, and our form Purchasing Terms and Conditions.
Grievance Mechanism
We have longstanding grievance mechanisms whereby employees and suppliers can report violations of the Company’s policies, including our conflict minerals, via our Whistleblower program.
Records Maintenance
We have retained all relevant documentation from our Reasonable Country of Origin Inquiry and our due diligence measures.
2.3    Identify and Assess Risk in the Supply Chain
Because of the depth, breadth, and constant evolution of our supply chain, it is difficult for us to identify actors upstream from our direct suppliers. Accordingly we participate in industry-wide initiatives as described above.
We have identified approximately 170 direct suppliers who supply to us materials or components that may contain 3TG, also referred to as in-scope suppliers. We rely on these suppliers to provide us with information about the source of 3TG contained in those materials or components. Our direct suppliers similarly rely upon information provided by their suppliers.
2.4    Design and Implement a Strategy to Respond to Risks
In response to this risk assessment, Herman Miller has an approved risk management plan, through which the conflict minerals program is implemented, managed and monitored. Updates to this risk assessment are provided regularly to senior management. As described above, we participate in BIFMA industry-wide initiatives to disclose upstream actors in the supply chain.
As part of our risk management plan, to ensure suppliers understand our expectations, we have contacted each supplier that we determined to be in scope by email or phone. For training, we utilized material available from the Conflict-Free Sourcing Initiative. We provided each supplier a copy of our conflict minerals policy and a copy of the EICC GeSI template to complete for purposes of conflict minerals tracking. We answered all questions presented to us by suppliers requiring further clarification. Furthermore, we reviewed responses to the EICC GeSI template with specific suppliers where we needed clarification.

2.5    Report on Supply Chain Due Diligence
This conflict minerals report is being filed with the SEC as an exhibit to our specialized disclosure report on Form SD and is available on our website at http://investor.shareholder.com/mlhr/sec.cfm.

3.    Reasonable Country of Origin Inquiry and Results
Supplier Surveys
As our Reasonable Country of Origin Inquiry, we conducted a survey of those suppliers described above using the template developed by the Electronic Industry Citizenship Coalition® (EICC®) and The Global e-Sustainability Initiative (GeSI), known as the Conflict-Free Sourcing Initiative (CFSI) Reporting Template (the Template). The Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the template contains questions about the origin of conflict minerals included in their products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool is available on EICC’s website. Many companies are using the Template in their compliance processes related to conflict minerals.
Survey Responses
We received responses from 83% of the suppliers surveyed. We made at least two follow-up inquiries to each suppler who did not respond to our initial survey, by phone or email. We reviewed the responses against criteria that we developed to determine which required further engagement with our suppliers. These criteria included untimely or incomplete responses as well as inconsistencies within the data reported in the template. We worked directly with those suppliers to provide revised responses.
A number of suppliers provided information indicating that one or more smelters or refiners that appeared in their supply chain were located in one or more of the Covered Countries or appeared on the CFSI list of smelters and refiners that were certified as compliant with the CFSI Conflict-Free Smelter Program assessment protocols; we list those smelters and refiners on Attachment A to this Report. However, there was no reliable information indicating that any of the 3TG that these suppliers may have obtained from these smelters or refiners was actually contained in materials, components or parts that the suppliers supplied to us or to validate that any of these smelters or refiners are actually in our supply chain.
Some suppliers provided information indicating that one or more other smelters or refiners appeared in their supply chain but were not located in one or more of the Covered Countries. As to these smelters and refiners, we looked to determine whether they appeared on the CFSI list of smelters or the U.S. Department of Commerce list of known facilities that process 3TG. That exercise indicated that there were known smelters or refiners purportedly in our supply chain that are not on the CFSI list of smelters and refiners that are certified as compliant with the CFSI Conflict-Free Smelter Program assessment protocols. As to these smelters and refiners, we conducted internet searches in an attempt to confirm whether any were located in or process minerals sourced from one or more of the Covered Countries. We did not find evidence that any such smelters or refiners were located in or process minerals sourced from one or more of the Covered Countries. Regardless, there was no reliable information indicating that any of the 3TG that these suppliers may have obtained from these smelters or refiners was actually contained in materials, components or parts that the suppliers supplied to us or to validate that any of these smelters or refiners are actually in our supply chain.
Conclusions
We conducted our Reasonable Country of Origin Inquiry in good faith, and we believe that such inquiry was reasonable to allow us to make our determination. After reviewing the results of our Reasonable Country of Origin Inquiry, we determined that we had reason to believe that 3TG necessary for the functionality or production of our products from certain suppliers may have originated in a Covered Country during 2015, all within the meaning of the Rule. Therefore, we determined that the Rule required us to conduct due diligence regarding the source of such 3TG. As to responses from other suppliers, however, we determined that we had no reason to believe that 3TG necessary for the functionality or production of our products from those suppliers may have originated in a Covered Country during 2015, all within the meaning of the Rule.

4.    Due Diligence and Results
Due Diligence
In light of the responses to our inquiries from certain suppliers that contained information indicating that 3TG were sourced from Covered Countries, we completed due diligence measures. Initially, we compared the facilities that the suppliers identified as located in one or more of the Covered Countries or appearing on the CFSI list of certified smelters and refiners to the CFSI list of smelters and refiners (as of March 31, 2016) that are certified as compliant with the CFSI Conflict-Free Smelter Program assessment protocols and confirmed that all of such smelters or refiners that the suppliers identified appeared on the list as to the relevant Conflict Mineral(s). In light of these results, we did not undertake further due diligence measures, consistent with the OECD Guidance.
Conclusion
We conducted our due diligence in good faith. After reviewing the results of our due diligence, we did not find any evidence to suggest that any of the 3TG in our supply chain that is necessary for the functionality or production of our products and that may have originated in a Covered Country (a) funds any armed conflict in the Covered Countries or (b) is actually contained in components or parts that our suppliers have supplied to us.
5.    Steps to be Taken to Mitigate Risk
We intend to take the following steps to improve our conflict minerals program to further mitigate any risk that the necessary 3TG in our products could benefit armed groups in the DRC or adjoining countries:

a.	Include a conflict minerals clause in new or renewed supplier contracts.

b.	Engage with suppliers and direct them to training resources to attempt to increase awareness of the issue, increase the response rate and improve the content of the supplier survey responses.

c.
Engage any of our suppliers found to be supplying us with 3TG from sources from the DRC or any adjoining country that they cannot demonstrate are “DRC conflict free” to establish an alternative source of 3TG outside of those countries.

d.	Work with the BIFMA and other groups to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance.

ATTACHMENT A
Smelters and Refiners
The following facilities have been reported to us by our suppliers as part of their supply chain for Conflict Minerals:

Metal	Smelter Name	Smelter Country	Smelter Identification
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	CID002030
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	CID002779
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM	CID001980
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL	CID000058
Gold	Umicore Brasil Ltda.	BRAZIL	CID001977
Gold	Asahi Refining Canada Limited	CANADA	CID000924
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	CID000185
Gold	Royal Canadian Mint	CANADA	CID001534
Gold	Codelco	CHILE
Gold	Asahi Pretec Corporation	CHINA	CID000082
Gold	Changsha South Tantalum Niobium Co., Ltd.	CHINA	CID000211
Gold	China Golddeal	CHINA
Gold	China National Gold Group Corporation	CHINA	CID000242
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA	CID000343
Gold	Gansu Seemine Material Hi-Tech Co Ltd	CHINA	CID000522
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA	CID001909
Gold	Guangdong Jinding Gold Limited	CHINA	CID002312
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA	CID000651
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	CID000671
Gold	Heraeus Ltd. Hong Kong	CHINA	CID000707
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000767
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHINA	CID000801
Gold	Jiangxi Copper Company Limited	CHINA	CID000855
Gold	Lingbao Gold Company Limited	CHINA	CID001056
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA	CID001058
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA	CID001093
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	CID001149
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	CID001147
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA	CID001362
Gold	Sanmenxia HengSheng Science Technology R&D CO.LTD	CHINA
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA	CID001619
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	CID001622
Gold	Shanghai Gold Exchange	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	CID001736
Gold	The Great Wall Gold and Silver Refinery of China	CHINA	CID001909
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA	CID001916
Gold	Tiancheng chemical limited	CHINA
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA	CID001947
Gold	Yantai Zhaojinlufu	CHINA

Gold	Yunnan Copper Industry Co., Ltd.	CHINA	CID000197
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CHINA	CID002243
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	CID000035
Gold	Aurubis AG	GERMANY	CID000113
Gold	Bauer Walser AG	GERMANY	CID000141
Gold	C. Hafner GmbH + Co. KG	GERMANY	CID000176
Gold	DODUCO GmbH	GERMANY	CID000362
Gold	Feinhütte Halsbrücke GmbH	GERMANY	CID000466
Gold	Heimerle + Meule GmbH	GERMANY	CID000694
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	CID000711
Gold	SAXONIA Edelmetalle GmbH	GERMANY	CID002777
Gold	WIELAND Edelmetalle GmbH	GERMANY	CID002778
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	CID002509
Gold	Bangko Sentral ng Pilipinas	INDONESIA	CID000128
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	CID001397
Gold	Chimet S.p.A.	ITALY	CID000233
Gold	Faggi Enrico S.p.A.	ITALY	CID002355
Gold	T.C.A S.p.A	ITALY	CID002580
Gold	Aida Chemical Industries Co. Ltd.	JAPAN	CID000019
Gold	Asahi Pretec Corporation	JAPAN	CID000082
Gold	Asaka Riken Co., Ltd.	JAPAN	CID000090
Gold	Chugai Mining	JAPAN	CID000264
Gold	Dowa	JAPAN	CID000401
Gold	Eco-System Recycling Co., Ltd.	JAPAN	CID000425
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807
Gold	Japan Mint	JAPAN	CID000823
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937
Gold	Kojima Chemicals Co., Ltd.	JAPAN	CID000981
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193
Gold	Nihon Material Co., Ltd.	JAPAN	CID001259
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	CID001325
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875
Gold	Tokuriki Honten Co., Ltd.	JAPAN	CID001938
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN	CID002100
Gold	Yokohama Metal Co., Ltd.	JAPAN	CID002129
Gold	Aktyubinsk Copper Company TOO	KAZAKHSTAN	CID000028
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN	CID000956
Gold	Kazzinc Ltd	KAZAKHSTAN	CID000957
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF	CID000328
Gold	DaeryongENC	KOREA, REPUBLIC OF
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	CID000359

Gold	Hwasung CJ Co., Ltd.	KOREA, REPUBLIC OF	CID000778
Gold	Korea Metal Co., Ltd.	KOREA, REPUBLIC OF	CID000988
Gold	Korea Zinc Co. Ltd.	KOREA, REPUBLIC OF	CID002605
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	CID001078
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF	CID001555
Gold	SAMWON METALS Corp.	KOREA, REPUBLIC OF	CID001562
Gold	Torecom	KOREA, REPUBLIC OF	CID001955
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	CID001029
Gold	Metahub Industries Sdn. Bhd.	MALAYSIA	CID002821
Gold	Caridad	MEXICO	CID000180
Gold	Met-Mex Peñoles, S.A.	MEXICO	CID001161
Gold	Remondis Argentia B.V.	NETHERLANDS
Gold	Schone Edelmetaal B.V.	NETHERLANDS	CID001573
Gold	Morris and Watson	NEW ZEALAND	CID002282
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	CID000128
Gold	KGHM Polska MiedŸ Spó³ka Akcyjna	POLAND	CID002511
Gold	Aktyubinsk Copper Company TOO	RUSSIAN FEDERATION	CID000028
Gold	FSE Novosibirsk Refinery	RUSSIAN FEDERATION	CID000493
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION	CID000927
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	CID000929
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	CID001204
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION	CID001326
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION	CID000493
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	CID001386
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	CID001756
Gold	L' azurde Company For Jewelry	SAUDI ARABIA	CID001032
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	CID001152
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	CID001512
Gold	SEMPSA Joyería Platería SA	SPAIN	CID001585
Gold	Sudan Gold Refinery	SUDAN	CID002567
Gold	Boliden AB	SWEDEN	CID000157
Gold	Argor-Heraeus SA	SWITZERLAND	CID000077
Gold	Cendres + Métaux SA	SWITZERLAND	CID000189

Gold	Metalor Technologies SA	SWITZERLAND	CID001153
Gold	PAMP SA	SWITZERLAND	CID001352
Gold	PX Précinox SA	SWITZERLAND	CID001498
Gold	Valcambi SA	SWITZERLAND	CID002003
Gold	Singway Technology Co., Ltd.	TAIWAN	CID002516
Gold	Solar Applied Materials Technology Corp.	TAIWAN	CID001761
Gold	Umicore Precious Metals Thailand	THAILAND	CID002314
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY	CID000103
Gold	Istanbul Gold Refinery	TURKEY	CID000814
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.	TURKEY	CID001220
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES	CID002560
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES	CID002561
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES	CID002563
Gold	Advanced Chemical Company	UNITED STATES	CID000015
Gold	Asahi Refining USA Inc.	UNITED STATES	CID000920
Gold	Colt Refining	UNITED STATES	CID000288
Gold	Elemetal Refining, LLC	UNITED STATES	CID001322
Gold	Geib Refining Corporation	UNITED STATES	CID002459
Gold	Johnson Matthey Inc	UNITED STATES	CID000920
Gold	Kennecott Utah Copper LLC	UNITED STATES	CID000969
Gold	Materion	UNITED STATES	CID001113
Gold	Metalor USA Refining Corporation	UNITED STATES	CID001157
Gold	Ohio Precious Metals, LLC	UNITED STATES	CID001322
Gold	Republic Metals Corporation	UNITED STATES	CID002510
Gold	Sabin Metal Corp.	UNITED STATES	CID001546
Gold	So Accurate Group, Inc.	UNITED STATES	CID001754
Gold	United Precious Metal Refining, Inc.	UNITED STATES	CID001993
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	CID001236
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE	CID002515